Exhibit 8.1

FORM OF OPINION OF SULLIVAN & CROMWELL LLP

    , 2007

Royal Bank of Canada,

200 Bay Street,

Royal Bank Plaza,

Toronto, Ontario

Canada, M5J 2J5.

Ladies and Gentlemen:

We have acted as counsel to Royal Bank of Canada, a Schedule I bank under the Bank Act (Canada) (“Parent”), in connection with the planned merger (the “Merger”) of Alabama National BanCorporation, a Delaware banking corporation (“Company”), with and into RBC Centura Banks, Inc., a North Carolina corporation and a wholly owned, direct subsidiary of Parent (“Buyer”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of September 5, 2007, among Parent, Buyer and Company, as described in the proxy statement and other proxy solicitation materials of Company, and the prospectus of Parent constituting a part thereof (the “Proxy Statement-Prospectus”), which is part of the registration statement on Form F-4 filed by Parent on or about the date hereof (the “Registration Statement”) in connection with the Merger.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to holders of stock of Company that exchange their Company stock for cash and common shares of Parent, solely for common shares of Parent, or solely for cash, in each case pursuant to the Agreement, the statements set forth under the caption “Certain U.S. Federal Income Tax Considerations” in the Proxy Statement-Prospectus included in the Registration Statement are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,